EXHIBIT 99.1

                         SWIFT TRANSPORTATION CO., INC.
                      ANNOUNCES LINE OF CREDIT ARRANGEMENT

Phoenix, AZ - November 25, 2002 -- Swift  Transportation Co., Inc.  (NASDAQ-NMS:
SWFT) announced the closing of a $255 million revolving credit agreement with a group of seven banks including SunTrust Bank as Administrative Agent. The credit agreement has a three year term and allows for LIBOR based borrowings and letters of credit. This agreement replaces the Company's existing $170 million revolving line of credit, which was scheduled to mature in January 2003.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift is the largest publicly-held national truckload carrier in the United States with regional operations throughout the continental United States.


           Contact: Gary Enzor, CFO of Swift Transportation Co., Inc.
                                 (602) 269-9700